Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8

(Form Type)

IN8bio, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, $0.0001 par value per share	457(c) and 457(h)	3,624,163(2)	$0.25(3)	$906,040.75	.00015310	$138.72

Total Offering Amounts					$906,040.75		$138.72

Total Fee Offsets							—

Net Fee Due							$138.72

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of IN8bio, Inc.’s (the “Registrant”) outstanding shares of common stock, par value $0.0001 per share (the “Common Stock”).

(2)

Represents additional shares of the Registrant’s Common Stock reserved for future grant under IN8bio, Inc. 2023 Amended and Restated Equity Incentive Plan (the “Plan”) as a result of the automatic increase in shares reserved thereunder on January 1, 2025, pursuant to the terms of the Plan. The Plan provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the Plan on January 1st of each year, for a period of not more than 10 years, commencing on January 1, 2024 and ending on (and including) January 1, 2033, in an amount equal to the lesser of (a) 5% of the total number of shares of Common Stock outstanding on December 31st of the preceding calendar year and (b) a number of shares of Common Stock designated by action of the Registrant’s board of directors prior to the first day of any calendar year.

(3)

Estimated pursuant to Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are based on the average of the high and low sale prices of the Common Stock as reported on The Nasdaq Global Market on March 7, 2025.